NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Fourth Quarter
and Full Year 2021 Results
Fourth quarter summary:
• Record net sales of $4.9 billion, up 17.5% YOY
–Organic sales growth of 15.8%
–Sequential growth of 2.6% on a reported basis; 6.3% on an organic basis
–Record backlog as of December 31, 2021
•Operating profit of $220.3 million; operating margin of 4.5%
–Gross margin of 20.8%, up 120 basis points YOY
–Adjusted operating profit of $270.8 million; adjusted operating margin of 5.6%, up 140 basis points YOY
–Adjusted EBITDA of $319.6 million; adjusted EBITDA margin of 6.6%, up 48% and 140 basis points YOY
•Record net income attributable to common stockholders of $153.1 million
–Adjusted net income attributable to common stockholders of $165.7 million, up 165% YOY
•Record earnings per diluted share of $2.93
–Adjusted earnings per diluted share of $3.17, up 160% YOY
Full year results:
•Record net sales of $18.2 billion, up 48% due to the Anixter merger completed in June, 2020
•Operating profit of $801.9 million; operating margin of 4.4%
–Gross margin of 20.8%, up 140 basis points YOY
–Adjusted operating profit of $983.5 million; adjusted operating margin of 5.4%, up 120 basis points YOY
–Adjusted EBITDA of $1.2 billion; adjusted EBITDA margin of 6.5%, up 78% and 110 basis points YOY
•Record net income attributable to common stockholders of $408.0 million
–Adjusted net income attributable to common stockholders of $519.3 million, up 155% YOY
•Record earnings per diluted share of $7.84
–Adjusted earnings per diluted share of $9.98, up 128% YOY
•Leverage of 3.9x; improvement of 1.4x versus prior year-end
PITTSBURGH, February 15, 2022 /Business Wire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services, and supply chain solutions, announces its results for the fourth quarter and full year 2021.
“Wesco’s performance in 2021 was exceptional and laid the foundation for the extraordinary value creation opportunity that lies before us,” said John Engel, Chairman, President and CEO. “While we are firmly focused on our future, it is important to note the achievements accomplished last year by our dedicated team of associates. We finished 2021 with another very strong quarter of market outperformance and achieved new company records for sales, backlog and overall profitability. We have reduced our financial leverage to 3.9x EBITDA from 5.7x EBITDA in just eighteen months since closing the Anixter acquisition. And all of this has been done under the cloud of the pandemic and global supply chain challenges. I am truly proud of our team for their commitment to our vision of the new Wesco and for their focus on providing our global customers with the products, services and supply chain solutions that they need.”
Mr. Engel continued, “Since the closing of the Anixter acquisition, our team has executed a complex integration plan with speed, agility and excellence. Based on the strength of this execution, we are again increasing the cost and sales synergy targets for our three-year integration program. At the same time, we have designed and launched an important commitment to digitally transform our business to propel our growth for the next decade and beyond. Wesco’s scale, expanded portfolio and industry-leading positions, when combined with the integration plan and digital transformation, represent our catalysts for market outperformance and lasting value creation for all of our stakeholders.”

Mr. Engel added, “We are carrying strong positive momentum into 2022 and the year is off to an excellent start. We strategically invested in our inventories over the last several months to both address supply chain challenges and support our strong sales growth opportunities. We are very well positioned to meet increasing customer demand as global supply chains are rebuilt this year. As a result, we expect to again deliver market outperformance in 2022 with sales increasing 5% to 8%, adjusted EBITDA margin expanding to 6.7% to 7.0%, adjusted EPS growing double digits to between $11.00 to $12.00, and generating free cash flow of 100% or more of net income. As we achieve those targets, we will substantially reduce our financial leverage in 2022 to well within the range of our target guidance. We are only at the midpoint of our integration plan but our progress is accelerating as Wesco leverages its market leading positions, integration execution and digital commitment to build a growth engine that is both resilient and sustainable.”
The following are results for the three months ended December 31, 2021 compared to the three months ended December 31, 2020:
•Net sales were $4.9 billion for the fourth quarter of 2021 compared to $4.1 billion for the fourth quarter of 2020, an increase of 17.5%. Organic sales for the fourth quarter of 2021 grew by 15.8% as the number of workdays and foreign exchange rates positively impacted reported net sales by 1.6% and 0.7%, respectively, and divestitures negatively impacted reported net sales by 0.6%. Sequentially, net sales grew 2.6% and organic sales increased 6.3%. Backlog at the end of the fourth quarter of 2021 increased by more than 80% to a record level compared to the end of 2020. Sequentially, backlog grew approximately 14%, marking the fourth consecutive quarter of growth.
•Cost of goods sold for the fourth quarter of 2021 was $3.8 billion compared to $3.4 billion for the fourth quarter of 2020, and gross profit was $1.0 billion and $772.0 million, respectively. As a percentage of net sales, gross profit was 20.8% and 18.7% for the fourth quarter of 2021 and 2020, respectively. Gross profit as a percentage of net sales for the fourth quarter of 2021 reflects strong execution on supplier price increases and cost initiatives to offset inflation, along with higher supplier volume rebate income, partially offset by higher expense related to excess and obsolete inventories, as well as an unfavorable impact to gross profit as a percentage of net sales of 12 basis points from the write-down to the carrying value of certain personal protective equipment products. Gross profit as a percentage of net sales for the fourth quarter of 2020 was 19.6% excluding the effect of merger-related fair value adjustments of $15.7 million, as well as an out-of-period adjustment of $23.3 million related to inventory absorption accounting.
•Selling, general and administrative expenses were $733.7 million, or 15.1% of net sales, for the fourth quarter of 2021, compared to $637.9 million, or 15.5% of net sales, for the fourth quarter of 2020. SG&A expenses for the fourth quarter of 2021 include merger-related costs of $38.7 million. Adjusted for this amount, SG&A expenses were $695.0 million, or 14.3% of net sales, for the fourth quarter of 2021. SG&A expenses for the fourth quarter of 2021 reflect higher salaries and variable compensation expense, as well as volume-related costs driven by the significant sales growth. In addition, integration activities and digital transformation initiatives contributed to higher professional and consulting expenses, as well as higher information technology expenses in the fourth quarter of 2021. The realization of integration cost synergies partially offset by these increases. SG&A expenses for the fourth quarter of 2020 include $40.1 million of merger-related costs. Adjusted for this amount, SG&A expenses were $597.8 million, or 14.5% of net sales, for the fourth quarter of 2020.
•Operating profit was $220.3 million for the fourth quarter of 2021, compared to $92.8 million for the fourth quarter of 2020, an increase of $127.5 million, or 137.5%. Operating profit as a percentage of net sales was 4.5% for the current quarter, compared to 2.2% for the fourth quarter of the prior year. Operating profit for the fourth quarter of 2021 includes the aforementioned merger-related costs. Additionally, in connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $11.8 million of accelerated trademark amortization expense for the fourth quarter of 2021. Adjusted for these amounts, operating profit was $270.8 million, or 5.6% of net sales. For the fourth quarter of 2020, operating profit was $171.8 million, or 4.2% of net sales, adjusted for merger-related costs and fair value adjustments totaling $55.8 million, as well as the $23.3 million out-of-period adjustment described above. Adjusted operating margin was up 140 basis points compared to the prior year.
•Net interest expense for the fourth quarter of 2021 was $60.4 million, compared to $74.3 million for the fourth quarter of 2020. The decrease reflects a reduction of debt, including the repayment of higher fixed rate debt with lower variable rate debt.
•The effective tax rate was expense of 15.7% for the fourth quarter of 2021 compared to a benefit of 4.7% for the fourth quarter of 2020. The effective tax rate in the current quarter was favorably impacted by a change in the mix of domestic and foreign earnings, tax benefits related to certain foreign derived intangible income, and a reduction in the valuation allowance recorded against certain foreign tax credit carryforwards. The effective tax rate in the fourth quarter of the prior year was impacted by one-time items associated with the Anixter merger.
•Net income attributable to common stockholders was $153.1 million for the fourth quarter of 2021, compared to $5.6 million for the fourth quarter of 2020. Adjusted for merger-related costs, accelerated trademark amortization expense associated with migrating to the Company's master brand architecture, a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans, and the related income tax effects, net income attributable to common stockholders was $165.7 million for the fourth quarter of 2021. Adjusted for merger-related costs and fair value adjustments, an out-of-period adjustment related to inventory absorption accounting, and the related income tax effects, net income attributable to common stockholders was $62.4 million for the fourth quarter of 2020. Adjusted net income attributable to common stockholders increased 165% year-over-year.
•Earnings per diluted share for the fourth quarter of 2021 was $2.93, based on 52.3 million diluted shares, compared to $0.11 for the fourth quarter of 2020, based on 51.1 million diluted shares. Adjusted for merger-related costs and fair value adjustments, accelerated trademark amortization expense, curtailment gain, an out-of-period adjustment related to inventory absorption accounting, and the related income tax effects, earnings per diluted share for the fourth quarter of 2021 and 2020 were $3.17 and $1.22, respectively, an increase of 160% year-over-year.
•Operating cash flow for the fourth quarter of 2021 was an outflow of $105.5 million, compared to an inflow of $125.0 million for the fourth quarter of 2020. The net cash outflow in the fourth quarter of 2021 was primarily driven by changes in working capital, including an increase in inventories of $102.3 million to support increased customer demand and a decrease in accounts payable of $101.3 million due to a higher volume of supplier payment activity.
The following are results for the year ended December 31, 2021 compared to the year ended December 31, 2020. The Company completed its merger with Anixter on June 22, 2020, thereby impacting comparisons to the prior year.
•Net sales were $18.2 billion for 2021 compared to $12.3 billion for 2020, an increase of 47.8% primarily due to the merger with Anixter.
•Cost of goods sold for 2021 was $14.4 billion compared to $10.0 billion for 2020, and gross profit was $3.8 billion and $2.3 billion, respectively. As a percentage of net sales, gross profit was 20.8% and 18.9% for 2021 and 2020, respectively. Gross profit as a percentage of net sales for 2021 reflects strong execution on supplier price increases and cost initiatives to offset inflation, along with higher supplier volume rebate income, partially offset by higher expense related to excess and obsolete inventories, as well as an unfavorable impact to gross profit as a percentage of net sales of 14 basis points from the write-down to the carrying value of certain personal protective equipment products. Gross profit as a percentage of net sales for 2020 was 19.4% excluding the effect of merger-related fair value adjustments of $43.7 million, as well as an out-of-period adjustment of $18.9 million related to inventory absorption accounting.
•Selling, general and administrative expenses were $2.8 billion, or 15.3% of net sales, for 2021, compared to $1.9 billion, or 15.1% of net sales, for 2020. SG&A expenses for 2021 include merger-related costs of $158.5 million, as well as a net gain of $8.9 million resulting from the sale of Wesco's legacy utility and data communications businesses in Canada during the first quarter of 2021, which were divested in connection with the merger. Adjusted for these amounts, SG&A expenses for 2021 were $2.6 billion, or 14.5% of net sales. SG&A expenses for 2020 include merger-related costs of $132.2 million, as well as a gain on the sale of an operating branch in the U.S. of $19.8 million. Adjusted for these amounts, SG&A expenses were $1.7 billion, or 14.2% of net sales, for 2020, reflecting lower sales and the merger with Anixter, partially offset by cost reduction actions taken in response to the COVID-19 pandemic that lowered SG&A expenses as a percentage of net sales by approximately 40 basis points.
•Operating profit was $801.9 million for 2021, compared to $347.0 million for 2020. Operating profit as a percentage of net sales was 4.4% for the current year, compared to 2.8% for the prior year. Operating profit for 2021 includes merger-related costs and the net gain on the Canadian divestitures, as well as $32.0 million of accelerated trademark amortization expense associated with migrating to the Company's master brand architecture. Adjusted for these amounts, operating profit was $983.5 million, or 5.4% of net sales. Adjusted for merger-related costs and fair value adjustments totaling $175.9 million, an out-of-period adjustment of $18.9 million, as well as a gain on sale of a U.S. operating branch of $19.8 million, operating profit was $522.0 million for 2020, or 4.2% of net sales. Adjusted operating margin was up 120 basis points compared to the prior year.
•Net interest expense for 2021 was $268.1 million, compared to $226.6 million for 2020. The increase in interest expense was driven by financing activity related to the Anixter merger.
•The effective tax rate for 2021 was 19.9%, compared to 18.6% for 2020. The effective tax rate for the current year was favorably impacted by a change in the mix of domestic and foreign earnings, tax benefits related to certain foreign derived intangible income, and a reduction in the valuation allowance recorded against certain foreign tax credit carryforwards. The effective tax rate in the prior year was lowered by one-time items associated with the Anixter merger.
•Net income attributable to common stockholders was $408.0 million for 2021, compared to $70.4 million for 2020. Adjusted for merger-related costs, accelerated trademark amortization expense, net gain on Canadian divestitures, a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans, and the related income tax effects, net income attributable to common stockholders was $519.3 million for 2021. Adjusted for merger-related costs and fair value adjustments, an out-of-period adjustment related to inventory absorption accounting, gain on sale of a U.S. operating branch, and the related income tax effects, net income attributable to common stockholders was $203.6 million for 2020. Adjusted net income attributable to common stockholders increased 155% year-over-year.
•Earnings per diluted share for 2021 was $7.84, based on 52.0 million diluted shares, compared to $1.51 for 2020, based on 46.6 million diluted shares. Adjusted for merger-related costs and fair value adjustments, accelerated trademark amortization expense, an out-of-period adjustment related to inventory absorption accounting, net gains on sale of assets and Canadian divestitures, a curtailment gain, and the related income tax effects, earnings per diluted share for 2021 and 2020 was $9.98 and $4.37, respectively, an increase of 128% year-over-year.
•Operating cash flow for 2021 was $67.1 million, compared to $543.9 million for 2020. Free cash flow for 2021 was $93.5 million, or 16% of adjusted net income, compared to $586.1 million, or 251% of adjusted net income, for 2020. Free cash flow for the current year was lower than the prior year primarily due to changes in working capital, including an increase in trade accounts receivable of $531.8 million resulting from the significant sales growth and an increase in inventories of $530.7 million to support increased customer demand while maintaining high service levels against global supply chain challenges due to the pandemic. Net working capital days improved approximately 6 days from the prior year-end driven by responsively managing working capital in a high-growth, supply-constrained environment.
Segment Results
The Company has operating segments that are organized around three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
Corporate expenses are incurred to obtain and coordinate financing, tax, information technology, legal and other related services. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. For the fourth quarter of 2021, operating profit and adjusted EBITDA margin improved for all segments (EES, CSS and UBS), reflecting increased sales from strong demand and growth initiatives, gross margin expansion due to strong execution on supplier price increases and cost initiatives to offset inflation, as well as savings from integration cost synergies, partially offset by higher SG&A payroll-related expenses and volume-related costs.
•EES reported net sales of $2.0 billion for the fourth quarter of 2021, compared to $1.7 billion for the fourth quarter of 2020, an increase of 19.6%. Organic sales for the fourth quarter of 2021 grew by 17.5% as the number of workdays and foreign exchange rates positively impacted reported net sales by 1.6% and 1.3%, respectively, and the Canadian divestitures negatively impacted reported net sales by 0.8%. The increase reflects double-digit sales growth in our construction, industrial and original equipment manufacturer businesses due to strong demand, execution of growth initiatives and price inflation. Operating profit was $133.0 million for the fourth quarter of 2021, compared to $64.2 million for the fourth quarter of 2020. The increase primarily reflects the factors impacting the overall business, as described above, along with strong execution of our margin improvement initiatives. Additionally, operating profit for the fourth quarter of 2021 was negatively impacted by the inventory write-down described in the Company's overall results above, as well as accelerated trademark amortization expense of $4.9 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expense (income) and non-cash stock-based compensation expense, was $150.6 million for the fourth quarter of 2021, or 7.5% of net sales, compared to $94.4 million for the fourth quarter of 2020, or 5.7% of net sales.
•CSS reported net sales of $1.5 billion for the fourth quarter of 2021, compared to $1.4 billion for the fourth quarter of 2020, an increase of 10.6%. Organic sales for the fourth quarter of 2021 grew by 8.8% as the number of workdays and foreign exchange rates positively impacted reported net sales by 1.6% and 0.2%, respectively. The increase reflects double-digit growth in our security solutions and network infrastructure businesses due to strong demand and execution of growth initiatives. Operating profit was $101.9 million for the fourth quarter of 2021, compared to $85.4 million for the fourth quarter of 2020. The increase primarily reflects the factors impacting the overall business, as described above, along with strong execution of our margin improvement initiatives. Additionally, operating profit for the fourth quarter of 2021 was negatively impacted by 28 basis points from the inventory write-down described in the Company's overall results above, as well as accelerated trademark amortization expense of $6.4 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expense (income) and non-cash stock-based compensation expense, was $125.3 million for the fourth quarter of 2021, or 8.3% of net sales, compared to $112.0 million for the fourth quarter of 2020, or 8.2% of net sales.
•UBS reported net sales of $1.3 billion for the fourth quarter of 2021, compared to $1.1 billion for the fourth quarter of 2020, an increase of 23.0%. Organic sales for the fourth quarter of 2021 grew by 21.9% as the number of workdays and foreign exchange rates positively impacted reported net sales by 1.6% and 0.6%, respectively, and the Canadian divestitures negatively impacted reported net sales by 1.1%. The increase reflects double-digit growth in our utility, broadband and integrated supply businesses due to strong demand and execution of growth initiatives. Operating profit was $122.8 million for the fourth quarter of 2021, compared to $64.2 million for the fourth quarter of 2020. The increase primarily reflects the factors impacting the overall business, as described above, along with strong execution of our margin improvement initiatives. EBITDA, adjusted for other non-operating expense (income) and non-cash stock-based compensation expense, was $129.3 million for the fourth quarter of 2021, or 9.6% of net sales, compared to $79.5 million for the fourth quarter of 2020, or 7.3% of net sales.
The following are results by segment for the year ended December 31, 2021 compared to the year ended December 31, 2020, which primarily reflect the impact of the merger with Anixter. For the year ended December 31, 2021, operating profit and adjusted EBITDA margin reflect sales growth and gross margin expansion, as well as the realization of integration cost synergies and structural cost takeout actions. Operating profit for 2021 was negatively impacted by higher volume-related costs, and SG&A payroll and payroll-related expenses consisting of salaries, variable compensation expense and benefit costs, including the impact of reinstating salaries and certain benefits of legacy Wesco employees that had been reduced or suspended in the prior year in response to the COVID-19 pandemic.
•EES reported net sales of $7.6 billion for 2021, compared to $5.5 billion for 2020, an increase of 39.1%. In addition to the impact from the merger, the increase reflects improved economic conditions and strong demand. Operating profit was $542.1 million for 2021, compared to $260.2 million for 2020, an increase of $281.9 million. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for 2021 was negatively impacted by 6 basis points from the inventory write-down described above, as well as accelerated trademark amortization expense of $13.3 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expense (income) and non-cash stock-based compensation expense, was $604.5 million for 2021, or 7.9% of net sales, compared to $308.3 million for 2020, or 5.6% of net sales.
•CSS reported net sales of $5.7 billion for 2021, compared to $3.3 billion for 2020, an increase of 72.0%. The increase reflects the impact from the merger and broad-based growth in our security solutions and network infrastructure businesses. Operating profit was $395.3 million for 2021, compared to $217.2 million for 2020, an increase of $178.1 million. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for 2021 was negatively impacted by 37 basis points from the inventory write-down described above, as well as accelerated trademark amortization expense of $17.4 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expense (income) and non-cash stock-based compensation expense, was $480.8 million for 2021, or 8.4% of net sales, compared to $280.7 million for 2020, or 8.4% of net sales.
•UBS reported net sales of $4.9 billion for 2021, compared to $3.5 billion for 2020, an increase of 38.5%. Along with the impact of the merger, the increase reflects broad-based growth in our utility business and continued strong demand in our broadband business. Operating profit was $412.7 million for 2021, compared to $231.7 million for 2020, an increase of $181.0 million. The increase primarily reflects the factors impacting the overall business, as described above, combined with the benefit from the net gain on the Canadian divestitures. Accelerated trademark amortization expense of $1.3 million associated with migrating to the Company's master brand architecture negatively impacted operating profit in 2021. EBITDA, adjusted for other non-operating expense (income), non-cash stock-based compensation expense and net gain on the Canadian divestitures, was $428.4 million for 2021, or 8.8% of net sales, compared to $265.6 million for 2020, or 7.5% of net sales.

Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the fourth quarter and full year 2021 earnings as described in this News Release on Tuesday, February 15, 2022, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial condition, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Wesco's other reports filed with the U.S. Securities and Exchange Commission ("SEC").

Contact Information:
Will Ruthrauff
Director, Investor Relations
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2021		December 31, 2020
Net sales	$4,851,919		$4,128,841
Cost of goods sold (excluding depreciation and amortization)	3,844,038	79.2%	3,356,890	81.3%
Selling, general and administrative expenses	733,689	15.1%	637,912	15.5%
Depreciation and amortization	53,909		41,276
Income from operations	220,283	4.5%	92,763	2.2%
Interest expense, net	60,390		74,310
Other income, net	(39,183)		(931)
Income before income taxes	199,076	4.1%	19,384	0.5%
Provision for income taxes	31,309		(904)
Net income	167,767	3.5%	20,288	0.5%
Net income attributable to noncontrolling interests	355		304
Net income attributable to WESCO International, Inc.	167,412	3.5%	19,984	0.5%
Preferred stock dividends	14,352		14,352
Net income attributable to common stockholders	$153,060	3.2%	$5,632	0.1%

Earnings per diluted share attributable to common stockholders	$2.93		$0.11
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,269		51,069

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$1,994,954		$1,668,325
Communications & Security Solutions	1,514,813		1,369,201
Utility & Broadband Solutions	1,342,152		1,091,315
	$4,851,919		$4,128,841
Income from operations:
Electrical & Electronic Solutions	$132,997		$64,229
Communications & Security Solutions	101,897		85,448
Utility & Broadband Solutions	122,845		64,219
Corporate	(137,456)		(121,133)
	$220,283		$92,763

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2021		December 31, 2020
Net sales	$18,217,512		$12,325,995
Cost of goods sold (excluding depreciation and amortization)	14,425,444	79.2%	9,998,329	81.1%
Selling, general and administrative expenses	2,791,641	15.3%	1,859,028	15.1%
Depreciation and amortization	198,554		121,600
Income from operations	801,873	4.4%	347,038	2.8%
Interest expense, net	268,073		226,591
Other income, net	(48,112)		(2,395)
Income before income taxes	581,912	3.2%	122,842	1.0%
Provision for income taxes	115,510		22,803
Net income	466,402	2.6%	100,039	0.8%
Net income (loss) attributable to noncontrolling interests	1,020		(521)
Net income attributable to WESCO International, Inc.	465,382	2.6%	100,560	0.8%
Preferred stock dividends	57,408		30,139
Net income attributable to common stockholders	$407,974	2.2%	$70,421	0.6%

Earnings per diluted share attributable to common stockholders	$7.84		$1.51
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,030		46,625

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$7,621,263		$5,479,760
Communications & Security Solutions	5,715,238		3,323,264
Utility & Broadband Solutions	4,881,011		3,522,971
	$18,217,512		$12,325,995
Income from operations:
Electrical & Electronic Solutions	$542,059		$260,207
Communications & Security Solutions	395,343		217,163
Utility & Broadband Solutions	412,740		231,702
Corporate	(548,269)		(362,034)
	$801,873		$347,038

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$212,583	$449,135
Trade accounts receivable, net	2,957,613	2,466,903
Inventories	2,666,219	2,163,831
Other current assets	513,696	427,109
Total current assets	6,350,111	5,506,978

Goodwill and intangible assets	5,152,474	5,252,664
Other assets	1,115,114	1,120,572
Total assets	$12,617,699	$11,880,214

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,140,251	$1,707,329
Short-term debt and current portion of long-term debt, net(1)	9,528	528,830
Other current liabilities	900,029	750,836
Total current liabilities	3,049,808	2,986,995

Long-term debt, net	4,701,542	4,369,953
Other noncurrent liabilities	1,090,138	1,186,877
Total liabilities	8,841,488	8,543,825

Stockholders' Equity
Total stockholders' equity	3,776,211	3,336,389
Total liabilities and stockholders' equity	$12,617,699	$11,880,214
(1)    As of December 31, 2020, short-term debt and current portion of long-term debt includes the $500.0 million aggregate principal amount of the Company's 5.375% Senior Notes due 2021 (the "2021 Notes"), which were redeemed on January 14, 2021.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Operating Activities:
Net income	$466,402	$100,039
Add back (deduct):
Depreciation and amortization	198,554	121,600
Deferred income taxes	(78,285)	(33,538)
Change in trade receivables, net	(531,828)	47,879
Change in inventories	(530,730)	203,827
Change in accounts payable	449,564	(54,127)
Other, net	93,461	158,251
Net cash provided by operating activities	67,138	543,931

Investing Activities:
Capital expenditures	(54,746)	(56,671)
Other, net(1)	57,283	(3,678,478)
Net cash provided by (used in) investing activities	2,537	(3,735,149)

Financing Activities:
Debt (repayments) borrowings, net(2)	(208,716)	3,589,904
Equity activity, net	(27,158)	(3,434)
Other, net(3)	(74,905)	(105,729)
Net cash (used in) provided by financing activities	(310,779)	3,480,741

Effect of exchange rate changes on cash and cash equivalents	4,552	8,710

Net change in cash and cash equivalents	(236,552)	298,233
Cash and cash equivalents at the beginning of the period	449,135	150,902
Cash and cash equivalents at the end of the period	$212,583	$449,135
(1)    For the year ended December 31, 2021, other investing activities includes cash consideration totaling approximately $56.0 million from the sale of Wesco's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness. Other investing activities for year ended December 31, 2020 includes payments to acquire Anixter of $3,707.6 million, net of cash acquired of $103.4 million.
(2)    The year ended December 31, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes and $354.7 million aggregate principal amount of its 5.375% Senior Notes due 2024 (the "2024 Notes"). The redemptions of the 2021 Notes and 2024 Notes were funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities. The year ended December 31, 2020 primarily includes the net proceeds from the issuance of senior unsecured notes of $2,815.0 million, as well as borrowings under the Company's asset-based revolving credit facility and accounts receivable securitization facility. These cash inflows were used to fund the merger with Anixter.
(3)    For the year ended December 31, 2021, other financing includes $57.4 million of dividends paid to holders of Series A preferred stock. Other financing activities for the year ended December 31, 2020 includes approximately $80.2 million of costs associated with the debt financing used to fund a portion of the merger with Anixter, as well as $30.1 million of dividends paid to holders of Series A preferred stock.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, adjusted gross profit, gross margin, adjusted gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted other non-operating expenses (income), adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)
Organic Sales Growth by Segment:

	Three Months Ended		Growth/(Decline)
	December 31, 2021	December 31, 2020	Reported	Divestiture Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$1,994,954	$1,668,325	19.6%	(0.8)%	1.3%	1.6%	17.5%
CSS	1,514,813	1,369,201	10.6%	—%	0.2%	1.6%	8.8%
UBS	1,342,152	1,091,315	23.0%	(1.1)%	0.6%	1.6%	21.9%
Total net sales	$4,851,919	$4,128,841	17.5%	(0.6)%	0.7%	1.6%	15.8%
Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	December 31, 2021	September 30, 2021	Reported	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$1,994,954	$1,982,485	0.6%	(0.5)%	(3.1)%	4.2%
CSS	1,514,813	1,488,689	1.8%	(1.2)%	(3.1)%	6.1%
UBS	1,342,152	1,257,151	6.8%	(0.1)%	(3.1)%	10.0%
Total net sales	$4,851,919	$4,728,325	2.6%	(0.6)%	(3.1)%	6.3%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales	$4,851,919	$4,128,841	$18,217,512	$12,325,995
Cost of goods sold (excluding depreciation and amortization)	3,844,038	3,356,890	14,425,444	9,998,329
Gross profit	$1,007,881	$771,951	$3,792,068	$2,327,666
Adjusted gross profit(1)	$1,007,881	$810,908	$3,792,068	$2,390,211
Gross margin	20.8%	18.7%	20.8%	18.9%
Adjusted gross margin(1)	20.8%	19.6%	20.8%	19.4%
(1)    Adjusted gross profit and adjusted gross margin exclude the effect of merger-related fair value adjustments to inventory, and an out-of-period adjustment related to inventory absorption accounting totaling $39.0 million and $62.5 million for the three and twelve months ended December 31, 2020, respectively.
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Income from Operations:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Income from operations	$220,283	$92,763	$801,873	$347,038
Merger-related costs	38,692	40,107	158,484	132,236
Accelerated trademark amortization	11,825	—	32,021	—
Merger-related fair value adjustments	—	15,674	—	43,693
Out-of-period adjustment	—	23,283	—	18,852
Net gain on sale of assets and divestitures	—	—	(8,927)	(19,816)
Adjusted income from operations	$270,800	$171,827	$983,451	$522,003
Adjusted income from operations margin %	5.6%	4.2%	5.4%	4.2%

	Three Months Ended		Twelve Months Ended
Adjusted Other Income, net:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Other income, net	$(39,183)	$(931)	$(48,112)	$(2,395)
Curtailment gain	36,580	—	36,580	—
Adjusted other income, net	$(2,603)	$(931)	$(11,532)	$(2,395)

	Three Months Ended		Twelve Months Ended
Adjusted Provision for Income Taxes:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Provision for income taxes	$31,309	$(904)	$115,510	$22,803
Income tax effect of adjustments to income from operations and other income, net(1)	1,280	22,264	33,672	41,817
Adjusted provision for income taxes	$32,589	$21,360	$149,182	$64,620
(1)    The adjustments to income from operations have been tax effected at rates of 20.3% and 23.5% for the three and twelve months ended December 31, 2021, respectively, and 28.2% and 23.9% for the three and twelve months ended December 31, 2020, respectively. The adjustment to other non-operating income for the three and twelve months ended December 31, 2021 has been tax effected at a rate of 24.6%.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Earnings per Diluted Share:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Adjusted income from operations	$270,800	$171,827	$983,451	$522,003
Interest expense, net	60,390	74,310	268,073	226,591
Adjusted other income, net	(2,603)	(931)	(11,532)	(2,395)
Adjusted income before income taxes	213,013	98,448	726,910	297,807
Adjusted provision for income taxes	32,589	21,360	149,182	64,620
Adjusted net income	180,424	77,088	577,728	233,187
Net income (loss) attributable to noncontrolling interests	355	304	1,020	(521)
Adjusted net income attributable to WESCO International, Inc.	180,069	76,784	576,708	233,708
Preferred stock dividends	14,352	14,352	57,408	30,139
Adjusted net income attributable to common stockholders	$165,717	$62,432	$519,300	$203,569

Diluted shares	52,269	51,069	52,030	46,625
Adjusted earnings per diluted share	$3.17	$1.22	$9.98	$4.37
Note: For the three and twelve months ended December 31, 2021, income from operations, other non-operating income, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs, a net gain on the sale of Wesco's legacy utility and data communications businesses in Canada, accelerated trademark amortization expense associated with migrating to the Company's master brand architecture, a curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans, and the related income tax effects. For the three and twelve months ended December 31, 2020, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs and fair value adjustments, an out-of-period adjustment related to inventory absorption accounting, gain on sale of an operating branch in the U.S., and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$133,400	$101,494	$122,847	$(204,681)	$153,060
Net income attributable to noncontrolling interests	140	—	—	215	355
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	31,309	31,309
Interest expense, net	—	—	—	60,390	60,390
Depreciation and amortization	15,814	22,613	5,902	9,580	53,909
EBITDA	$149,354	$124,107	$128,749	$(88,835)	$313,375
Other (income) expense, net(1)	(543)	403	(2)	(39,041)	(39,183)
Stock-based compensation expense(2)	1,756	788	591	3,608	6,743
Merger-related costs	—	—	—	38,692	38,692
Adjusted EBITDA	$150,567	$125,298	$129,338	$(85,576)	$319,627
Adjusted EBITDA margin %	7.5%	8.3%	9.6%		6.6%
(1) Corporate other non-operating income in the calculation of adjusted EBITDA for the three months ended December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.

(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended December 31, 2021 excludes $1.3 million as such amount is included in merger-related costs.

	Three Months Ended December 31, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$66,164	$88,916	$64,195	$(213,643)	$5,632
Net (loss) income attributable to noncontrolling interests	(178)	—	—	482	304
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	(904)	(904)
Interest expense, net	—	—	—	74,310	74,310
Depreciation and amortization	11,173	13,372	7,227	9,504	41,276
EBITDA	$77,159	$102,288	$71,422	$(115,899)	$134,970
Other (income) expense, net	(1,757)	(3,468)	24	4,270	(931)
Stock-based compensation expense(3)(4)	737	273	296	1,413	2,719
Merger-related costs	—	—	—	40,107	40,107
Merger-related fair value adjustments	3,716	9,656	2,302	—	15,674
Out-of-period adjustment	14,589	3,273	5,421	—	23,283
Adjusted EBITDA	$94,444	$112,022	$79,465	$(70,109)	$215,822
Adjusted EBITDA margin %	5.7%	8.2%	7.3%		5.2%
(3) Stock-based compensation by reportable segment for the three months ended December 31, 2020, as previously reported in a press release issued on February 9, 2021, has been reallocated to conform to the current period's presentation.

(4) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended December 31, 2020 excludes $1.0 million as such amount is included in merger-related costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Year Ended December 31, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$543,633	$394,031	$412,698	$(942,388)	$407,974
Net income attributable to noncontrolling interests	298	—	—	722	1,020
Preferred stock dividends	—	—	—	57,408	57,408
Provision for income taxes	—	—	—	115,510	115,510
Interest expense, net	—	—	—	268,073	268,073
Depreciation and amortization	55,998	82,870	22,447	37,239	198,554
EBITDA	$599,929	$476,901	$435,145	$(463,436)	$1,048,539
Other (income) expense, net(1)	(1,872)	1,312	42	(47,594)	(48,112)
Stock-based compensation expense(2)	6,404	2,607	2,107	14,581	25,699
Merger-related costs	—	—	—	158,484	158,484
Net gain on Canadian divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$604,461	$480,820	$428,367	$(337,965)	$1,175,683
Adjusted EBITDA margin %	7.9%	8.4%	8.8%		6.5%
(1) Corporate other non-operating income in the calculation of adjusted EBITDA for the year ended December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.

(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2021 excludes $5.1 million as such amount is included in merger-related costs.

	Year Ended December 31, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$262,829	$217,211	$231,678	$(641,297)	$70,421
Net loss attributable to noncontrolling interests	(842)	—	—	321	(521)
Preferred stock dividends	—	—	—	30,139	30,139
Provision for income taxes	—	—	—	22,803	22,803
Interest expense, net	—	—	—	226,591	226,591
Depreciation and amortization	35,811	37,765	22,380	25,644	121,600
EBITDA	$297,798	$254,976	$254,058	$(335,799)	$471,033
Other (income) expense, net	(1,780)	(48)	24	(591)	(2,395)
Stock-based compensation expense(3)(4)	4,080	1,403	1,336	9,895	16,714
Merger-related costs	—	—	—	132,236	132,236
Merger-related fair value adjustments	15,411	22,000	6,282	—	43,693
Out-of-period adjustment(3)	12,634	2,325	3,893	—	18,852
Gain on sale of asset	(19,816)	—	—	—	(19,816)
Adjusted EBITDA	$308,327	$280,656	$265,593	$(194,259)	$660,317
Adjusted EBITDA margin %	5.6%	8.4%	7.5%		5.4%
(3) Stock-based compensation and the out-of-period adjustment by reportable segment for the year ended December 31, 2020, as previously reported in a press release issued on February 9, 2021, have been reallocated to conform to the current period's presentation.

(4) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2020 excludes $2.6 million as such amount is included in merger-related costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, an out-of-period adjustment related to inventory absorption accounting, and net gains on the divestiture of Wesco's legacy utility and data communications businesses in Canada and sale of an operating branch in the U.S. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

	Twelve Months Ended
Financial Leverage:	December 31, 2021	December 31, 2020
	Reported	Pro Forma(1)

Net income attributable to common stockholders	$407,974	$115,572
Net income (loss) attributable to noncontrolling interests	1,020	(521)
Preferred stock dividends	57,408	30,139
Provision for income taxes	115,510	55,659
Interest expense, net	268,073	255,842
Depreciation and amortization	198,554	153,499
EBITDA	$1,048,539	$610,190
Other (income) expense, net(2)	(48,112)	4,635
Stock-based compensation	25,699	34,733
Merger-related costs and fair value adjustments	158,484	206,748
Out-of-period adjustment	—	18,852
Net gain on sale of assets and Canadian divestitures	(8,927)	(19,816)
Adjusted EBITDA(3)	$1,175,683	$855,342

	As of
	December 31, 2021	December 31, 2020
Short-term debt and current portion of long-term debt, net	$9,528	$528,830
Long-term debt, net	4,701,542	4,369,953
Debt discount and debt issuance costs(4)	70,572	88,181
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(4)	(957)	(1,650)
Total debt	4,780,685	4,985,314
Less: cash and cash equivalents	212,583	449,135
Total debt, net of cash	$4,568,102	$4,536,179

Financial leverage ratio	3.9	5.3
(1)EBITDA and adjusted EBITDA for the twelve months ended December 31, 2020 gives effect to the combination of Wesco and Anixter as if it had occurred at the beginning of the respective trailing twelve month period.
(2)Other non-operating income for the year ended December 31, 2021 includes a $36.6 million curtailment gain resulting from the remeasurement of the Company's pension obligations in the U.S. and Canada due to amending certain terms of such defined benefit plans.
(3)Adjusted EBITDA includes the financial results of Wesco's legacy utility and data communications businesses in Canada, which were divested in the first quarter of 2021 under a Consent Agreement with the Competition Bureau of Canada.
(4)Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, an out-of-period adjustment related to inventory absorption accounting, and net gains on the divestiture of Wesco's legacy utility and data communications businesses in Canada and sale of an operating branch in the U.S.

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Cash flow (used in) provided by operations	$(105,532)	$124,993	$67,138	$543,931
Less: Capital expenditures	(29,576)	(14,109)	(54,746)	(56,671)
Add: Merger-related expenditures	19,439	13,147	81,115	98,822
Free cash flow	$(115,669)	$124,031	$93,507	$586,082
Percentage of adjusted net income	(64)%	161%	16%	251%

Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and twelve months ended December 31, 2021 and 2020, the Company paid certain fees, expenses and other costs related to Wesco's merger with Anixter. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods